Exhibit 10.3

November 5, 2024

PERSONAL AND CONFIDENTIAL

Mr. Hiroshi Nishijima, Acting Chief Executive Officer

Zoomcar Holdings, Inc.

Anjaneya Techno Park
No. 147, 1st floor
Kodihalli, Bangalore, INDIA 5600038

Re:	ZCAR | PIPE Offering | Placement Agent Agreement

Dear Mr. Nishijima:

The purpose of this placement agent agreement (“Agreement”) is to outline our agreement pursuant to which Aegis Capital Corp. (“Aegis”) will act as the placement agent on a “best efforts” basis in connection with the proposed PIPE Offering (the “Placement”) by Zoomcar Holdings, Inc. (collectively, with its subsidiaries and affiliates, the “Company”) of units consisting of its shares of Common Stock and warrants to purchase its shares of Common Stock (the “Securities”). This Agreement sets forth certain conditions and assumptions upon which the Placement is premised. The Company expressly acknowledges and agrees that Aegis’s obligations hereunder are on a reasonable “best efforts” basis only and that the execution of this Agreement does not constitute a commitment by Aegis to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Aegis with respect to securing any other financing on behalf of the Company. The Company confirms that entry into this Agreement and completion of the Placement with Aegis will not breach or otherwise violate the Company’s obligations to any other party or require any payments to such other party. For the sake of clarity, such obligations may include but not be limited to obligations under an engagement letter, placement agency agreement, underwriting agreement, advisory agreement, right of first refusal, tail fee obligation or other agreement.

The terms of our agreement are as follows:

1.	Engagement. Aegis will use its reasonable “best efforts” to solicit offers to purchase the Securities from the Company on the terms, and subject to the conditions, set forth in the herein and in Transaction Documents (as defined in the Securities Purchase Agreement). Aegis shall use commercially reasonable efforts to assist the Company in obtaining performance by each Purchaser (as defined below) whose offer to purchase Securities has been solicited by Aegis, but Aegis shall not, except as otherwise provided in this Agreement, be obligated to disclose the identity of any potential purchaser or have any liability to the Company in the event any such purchase is not consummated for any reason. The Company acknowledges that under no circumstances will Aegis be obligated to underwrite or purchase any Securities for its own account and, in soliciting purchases of the Securities, Aegis shall act solely as an agent of the Company. The services provided pursuant to this Agreement shall be on an “agency” basis and not on a “principal” basis.

1345 Avenue of the Americas • New York, New York • 10105

(212) 813-1010 • Fax (212) 813-1047 • Member FINRA, SIPC

2.	The Placement. The Placement is expected to consist of a sale of approximately $9.15 million of the Company’s Securities. Aegis will act as placement agent for the Placement subject to, among other matters referred to herein and additional customary conditions, completion of Aegis’s due diligence examination of the Company and its affiliates, listing approval by the Nasdaq Capital Market (“Exchange”) of the Securities to be issued, and the execution of a definitive Securities Purchase Agreement in connection with the Placement (the “Securities Purchase Agreement”). The actual size of the Placement, the precise number of Securities to be offered by the Company and the offering price will be the subject of continuing negotiations between the Company and the investors thereto. In connection with the entry into the Securities Purchase Agreement, the Company (i) will meet with Aegis and its representatives to discuss such due diligence matters and to provide such documents as Aegis may require; (ii) will not file with the Commission any document regarding the Placement without the prior approval of Aegis and its counsel; (iii) will deliver to Aegis and the investors in the Placement such legal and accounting opinions and letters (including, without limitation, accounting comfort letters, legal opinions, negative assurance letters, good standing certificates and officers’ and secretary certificates) as Aegis may require, all in form and substance acceptable to Aegis and (iv) will ensure that Aegis is a third party beneficiary of all representations, warranties, covenants, closing conditions and deliverables in connection with the Placement.

If at any time prior to the completion of the offer and sale of the Securities an event occurs that would cause the Transaction Documents (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Aegis immediately of such event and Aegis will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Transaction Documents that corrects such statement or omission.

3.	Placement Compensation. The placement commission will be 10.0% for the Placement and a non-accountable expense allowance equal to 3.0% of the Placement; provided, however, that with respect to any sales made to a director or executive officer of the Company, the commission shall be 5.0% and the non-accountable expense shall equal 1.5% of the gross proceeds raised from such sales. Aegis will also receive a fee of 5.0% of the gross proceeds from the cash exercise of any Series A PIPE Common Warrants, payable on exercise. As additional compensation for Aegis’s services, the Company shall issue to Aegis or its designees at each Closing (i) warrants to purchase 10% of the shares of Common Stock and shares of Common Stock underlying the Pre-funded Warrants sold at such Closing which shall contain customary terms, including, without limitation, a five-year exercise period, provisions for corporate anti-dilution protections (such as stock splits, combinations and the like), “full ratchet” price protection anti-dilution provisions and cashless exercise, (ii) Series A Warrants equal to 10% of the Series A PIPE Common Warrants sold at each Closing, which shall have the same terms as the Series A PIPE Warrants, and (iii) B Warrants equal to 10% of the Series B PIPE Common Warrants issued at or following the Reset Date, which shall have the same terms and conditions as the Series B PIPE Common Warrants (collectively, the “Placement Agent Warrants”). Notwithstanding the above, the Placement Agent Warrants shall not be redeemable.

4.	Registration Statement. To the extent the Company decides to proceed with the Placement, the Company will, as soon as practicable and in no event later than the times set forth in the registration rights agreement to be entered into with the investors in the Placement, prepare and file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and a prospectus included therein (the “Prospectus”) covering the resale of the share of Common Stock to be offered and sold in the Placement (the “Resale Shares”), the shares of Common Stock underlying the Pre-Funded Warrants to be offered and sold in the Placement (the “Resale Pre-Funded Warrant Shares”) and the shares of Common Stock underlying the Series A PIPE Common Warrants and the Series B PIPE Common Warrants (the “Resale PIPE Common Warrant Shares” and collectively with the Resale Shares and the Resale Pre-Funded Warrant Shares, the “Resale Shares”) to be offered and sold in the Placement. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to the investors, Aegis and counsel to the investors and Aegis. Other than any information provided by the investors or Aegis in writing specifically for inclusion in the Registration Statement or the Prospectus, the Company will be solely responsible for the contents of its Registration Statement and Prospectus and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of the Prospectus, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	Lock-Ups. In connection with the Placement, the Company’s directors, executive officers, and shareholders holding at least five percent (5%) of the outstanding common stock will enter into customary “lock-up” agreements in favor of the Placement Agent for a period of sixty (60) days after the Release Date (as such term is defined in the Securities Purchase Agreement (the “Lock-Up Period”); provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and provided further, that none of such common stock shall be saleable in the public market until the expiration of the Lock-Up Period.

6.	Company Standstill. In connection with the Placement, without the prior written consent of the Placement Agent, the Company will not, for a period of eighteen (18) months after later of the Closing of the Placement (the “Standstill Period”), (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill Restrictions”). So long as none of such equity securities shall be saleable in the public market until the expiration of the Standstill Period, the following matters shall not be prohibited by the Standstill Restrictions: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; (ii) securities issued pursuant to agreements, options, restricted share units or convertible securities existing as of the date hereof provided the terms are not modified; and (iii) securities issued pursuant to acquisitions or strategic transactions (whether by merger, consolidation, purchase of equity, purchase of assets, reorganization or otherwise) approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Standstill Period, and provided that any such issuance shall only be to a person or entity (or to the equityholders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In no event should any equity transaction during the Standstill Period result in the sale of equity at an offering price to the public less than that of the Placement referred herein. Notwithstanding the foregoing, the Company shall be permitted to continue to market and close its current offering of securities under Regulation D of the Securities Act with the Placement Agent (the “Current Placement”); provided, however, the registration statement that registers for resale any registerable securities issued in the Current Placement shall not be filed until twenty (20) business days after the Registration Statement that registers for resale all Registrable Securities (as defined in the Registration Rights Agreement) has been declared effective.

7.	Expenses. The Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all filing fees and expenses relating to the registration of the Resale Shares with the Commission; (b); (c) filing of an additional shares listing application with Nasdaq for the listing of all shares of Common Stock issuable in the Placement; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, (e) up to $10,000 for fees for counsel to lead investors in the Placement; (f) the costs of all mailing and printing of the Placement documents; (i) the fees and expenses of the Company’s accountants; and (j) $200,000 for reasonable legal fees and disbursements for Aegis’s counsel.

8.	Right of First Refusal. If, for the period beginning on the date of the Initial Closing and ending two (2) years after the Initial Closing, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, that are appropriate to such a transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this Section 8 shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs, including a detailed term sheet. Aegis’s determination of whether in any case to exercise its right of first refusal will be strictly limited to the terms on such term sheet, and any waiver of such right of first refusal shall apply only to such specific terms. If Aegis waives its right of first refusal, any deviation from such terms (including without limitation after the launch of a subsequent transaction) shall void the waiver and require the Company to seek a new waiver from the right of first refusal on the terms set forth in this Section 8.

9.	Tail Financing. If, during a period of eighteen (18) months following the Initial Closing or earlier termination of this Agreement, the Company (i) signs a definitive agreement with respect to an investment by any party introduced (directly or indirectly) to the Company by Aegis (x) during the Term, including, without limitation, individuals or entities Aegis has introduced to and/or contacted on behalf of the Company through an in-person, electronic or telephonic communication or investors that Aegis had “wall-crossed” in connection with the Private Placement or the current bridge private placement of promissory notes, (regardless of when such investment is consummated) or (y) prior to the Term, including, but not limited to, existing shareholders of the Company that were previously introduced to the Company by Aegis in connection with prior financings of the Company (such parties set forth in (i) above, including affiliates and referrals of such parties are hereinafter, “Aegis Tail Investors”), or (ii) consummates any investment with any Aegis Tail Investors, Aegis shall be entitled to the the fees calculated according to the percentages set forth in Section 2 above. In that regard, upon the Company’s request, Aegis shall furnish the Company a list of Aegis Tail Investors (the “Aegis Tail Investor List”) within 15 business days following the termination or expiration of the Term, which shall represent a comprehensive list of Aegis Tail Investors for purposes of the tail provisions of this section. The Company acknowledges and agrees that the Aegis Tail Investor List is proprietary to Aegis and shall be maintained in strict confidence by the Company. As used herein, the term “Aegis Tail Investors” includes any party that is an affiliate, or a referral of the specific party named in the Aegis Tail Investor List.

Aegis shall be entitled to compensation under Section 3 herein, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors Aegis has introduced to and/or contacted on behalf of the Company through an in-person, electronic or telephonic communication or investors that Aegis had “wall-crossed” in connection with this Placement (or any entity under common management or having a common investment advisor), if such Tail Financing is consummated at any time within eighteen (18) month after the Closing, expiration or termination of this Agreement.

10.	Closing; Closing Deliverables. Unless otherwise directed by the Placement Agent, settlement of the Securities shall occur via “Delivery Versus Payment” (“DVP”) (i.e., on each Closing Date, the Company shall, or shall cause the Transfer Agent to, issue the Securities , and payment therefor shall be made from the escrow account by wire transfer to the Company).

10.1. Variable Rate Transactions. The Company, at any time until the later of (i) expiration of the Standstill Period or (ii) the three (3) month anniversary of the Release Date, shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the shares of Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages and any adjustments herein. Notwithstanding the foregoing, the Company shall be permitted to continue to market and close the Current Placement; provided, however, the registration statement that registers for resale any registerable securities issued in the Current Placement shall not be filed until twenty (20) business days after the Registration Statement that registers for resale all Registrable Securities (as defined in the Registration Rights Agreement) has been declared effective.

10.2. Company Deliveries.

10.2.1. On the date hereof, the Company shall deliver each of the following:

10.2.1.1 This Agreement duly executed by the Company.

10.2.1.2 A certificate executed by the Chief Financial Officer of the Company in customary form reasonably satisfactory to the Placement Agent and its counsel.

10.2.1.3 The Lock-Up Agreements.

10.2.1.4 The Registration Rights Agreement duly executed by the Company.

10.2.1.5 The Escrow Agreement.

10.2.2. On or prior to the Closing Date , the Company shall deliver each the following:

10.2.2.1 A legal opinion of Ellenoff Grossman & Schole LLP, addressed to the Placement Agent and the Purchasers, in form and substance reasonably acceptable to the Placement Agent and Purchasers.

10.2.2.2 A copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate (or at the request of the Purchaser, book entry statement) evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Unit Purchase Price less the number of Shares being issued as Pre-Funded Warrants, if any, registered in the name of such Purchaser; Shares, divided by the Per Unit Purchase Price, registered in the name of such Purchaser.

10.2.2.3 For each Purchaser of Pre-Funded Warrants pursuant to Section 10, a Pre-Funded Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to the portion of such Purchaser’s Subscription Amount applicable to Pre-Funded Warrants divided by the Per Unit Purchase Price, with an exercise price equal to $0.0001, subject to adjustment as provided therein.

10.2.2.4 The Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer.

10.2.2.5 A duly executed and delivered Officers’ Certificate, in customary form reasonably satisfactory to the Placement Agent and its counsel.

10.2.2.6 Duly executed joint written instructions to the Escrow Agent.

10.2.2.7 The Series A PIPE Common Warrants registered in the name of such Purchaser to purchase up to a number of shares of Common Stock set forth on the signature page hereto. The exercise price for each Series A PIPE Common Warrants shall be $4.03, subject to adjustment as provided therein.

10.2.2.8 The Series B PIPE Common Warrants registered in the name of such Purchaser to purchase up to the Maximum Eligibility Number (as defined in the Series B Warrants), each with an exercise price equal to $0.0001, subject to adjustment as provided therein.

10.2.2.9 The Placement Agent Warrants.

11.	Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent hereunder shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in the Securities Purchase Agreement (on which the Company authorizes the Placement Agent to rely), in each case as of the date hereof and as of each Closing Date as though then made, to the timely performance by each of the Company of its covenants and other obligations hereunder on and as of such dates, and to each of the following additional conditions:

11.1. Regulatory Matters.

11.1.1. Listing of Additional Shares. On or before each Closing Date, the Company shall have filed a notice with the Exchange with respect to the Company’s additional listing of the securities sold in the Offering.

11.2. Closing Deliverables. The Company shall have delivered all closing deliverables to the Placement Agent as set forth in Section 10.2 as of the time required and in form reasonably satisfactory to the Placement Agent.

11.2.1. No Material Changes. Prior to and on each Closing Date: (i) there shall have been no Material Adverse Effect or development involving a prospective Material Adverse Effect in the condition or prospects or the business activities, financial or otherwise, of the Company from the latest dates as of which such condition is set forth in the Disclosure Schedules to the Securities Purchase Agreement or in the SEC Reports; (ii) no action, suit or proceeding, at law or in equity, shall have been pending or threatened against the Company or any affiliates of the Company before or by any court or federal or state commission, board or other administrative agency wherein an unfavorable decision, ruling or finding may materially adversely affect the business, operations, prospects or financial condition or income of the Company, except as set forth in the Disclosure Schedules to the Securities Purchase Agreement or the SEC Reports.

11.2.2. Additional Documents. At each Closing Date, Placement Agent’s counsel shall have been furnished with such other documents as they may reasonably require in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Placement Agent and Placement Agent’s counsel.

12.	Prior Agreement. By entering into this Agreement, the parties agree that that certain letter of engagement, dated October 17, 2024, entered into between the same parties hereof, shall automatically terminate and cease to have any effect whatsoever and shall be superseded in its entirety by this Agreement.

13.	Termination. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, right of first refusal, tail fee, indemnification and contribution, equitable remedies, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary contained herein, the Company has the right to terminate the Agreement for cause in compliance with FINRA Rule 5110(g)(5)(B)(i). The exercise of such right of termination for cause eliminates the Company’s obligations with respect to the provisions relating to the tail fees and right of first refusal. Notwithstanding anything to the contrary contained in this Agreement, in the event that no Placement is completed for any reason whatsoever during the Engagement Period, the Company shall be obligated to pay to Aegis its actual and accountable out-of-pocket expenses related to the Placement (including the fees and disbursements of Placement Agent’s legal counsel) and if applicable, for electronic road show service used in connection with the Placement. During the engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Aegis, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of the Placement. Furthermore, the Company agrees that during Aegis’s engagement hereunder, all inquiries from prospective investors will be referred to Aegis. Regardless of termination and except as stated in this Section 13, Section 9 of this Agreement will still remain in full effect if an offering is consummated.

14.	Publicity. The Company agrees that it will not issue press releases or engage in any other publicity, without Aegis’s prior written consent, commencing on the date hereof and continuing until the final Closing of the Placement.

15.	Information. During the Engagement Period or until the final Closing, the Company agrees to cooperate with Aegis and to furnish, or cause to be furnished, to Aegis, any and all information and data concerning the Company, and the Placement that Aegis deems appropriate (the “Information”). The Company will provide Aegis reasonable access during normal business hours from and after the date of execution of this Agreement until the final Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Aegis will keep strictly confidential all non-public Information concerning the Company provided to Aegis. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Aegis, (b) was known or became known by Aegis prior to the Company’s disclosure thereof to Aegis as demonstrated by the existence of its written records, (c) becomes known to Aegis from a source other than the Company which information is not provided by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Aegis as demonstrated by its written records. For the avoidance of doubt, except as otherwise provided herein, all information which is not publicly available relating to the Company’s proprietary technology is proprietary and confidential.

16.	No Third Party Beneficiaries; No Fiduciary Obligations. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Aegis is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person or entity by virtue of this Agreement or the retention of Aegis hereunder, all of which are hereby expressly waived; and (ii) Aegis is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Aegis or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Aegis’s engagement with the Company, Aegis may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

17.	Indemnification, Advancement & Contribution.

17.1. Indemnification. The Company agrees to indemnify and hold harmless Aegis, its affiliates and each person controlling Aegis (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Aegis, its affiliates and each such controlling person (Aegis, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, Prospectus or any other offering documents (as from time to time each may be amended and supplemented), (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Placement, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically), or (C) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Aegis in writing specifically for use in the Registration Statement, Prospectus or any other offering documents with respect which or resulting from conduct by Aegis or another Indemnified Party, as to which Aegis shall indemnify and hold harmless the Company, its officers, directors and controlling parties in the manner set forth in this Section 17. The Company also agrees to reimburse and advance each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 17.

17.2. Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 17, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 17 or otherwise to such Indemnified Person. The Company shall, if requested by Aegis, assume the defense of any such action (including the employment of counsel designated by Aegis and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel reasonably acceptable to Aegis for the benefit of Aegis and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel, in which event the Company shall pay the reasonable fees and expenses of one counsel, plus local counsel, for all Indemnified Parties, which counsel shall, if Aegis is a defendant, be designated by Aegis. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

17.3. Contribution. In the event that a court of competent jurisdiction makes a finding, final beyond right of review, that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Aegis and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 17 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Aegis and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of commissions and non-accountable expense allowance actually received by Aegis in the Placement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Aegis on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Aegis agree that it would not be just and equitable if contributions pursuant to this subsection 17.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 17.3. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Aegis on the other hand, of the matters contemplated by this Section 17 shall be deemed to be in the same proportion as: (a) the total value received by the Company in the Placement, whether or not such Placement is consummated, bears to (b) the commissions paid to Aegis under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

17.4. Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

17.5. Escrow. As security for its obligation under this Section 17, the Company shall place in escrow with the Escrow Agent from the flow of funds for the Placement $200,000 (the “Indemnification Escrow Fund”). The Escrow Agent shall pay to any Indemnified Person(s) all Liabilities and Expenses payable by the Company under this Section 17. In the event no Indemnitee has made any claims for indemnification that remain unresolved as of the three (3) year anniversary of the date of the Initial Closing, the balance of the Indemnification Escrow Fund, shall be released to the Company. All releases of amounts from the Indemnification Escrow Fund to the Company shall require that the Company and the Placement Agent provide the Escrow Agent with joint written instructions to release the applicable amount of the Indemnification Escrow Fund to the Company.

18.	Equitable Remedies. Each party to this Agreement acknowledges and agrees that (a) a breach or threatened breach by the Company of any of its obligations under Section 6, Section 8 or Section 9 would give rise to irreparable harm to Aegis for which monetary damages would not be an adequate remedy and (b) if a breach or a threatened breach by the Company of any such obligations occurs, Aegis will, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance of the terms of Section 6, Section 8 or Section 9, as applicable, and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy. Each party to this Agreement agrees that such party shall not oppose or otherwise challenge the existence of irreparable harm, the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 18.

19.	Governing Law; Venue. This Agreement will be deemed to have been made and delivered in the State of New York, USA, and both the binding provisions of this Agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Aegis and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the Borough of Manhattan, City of New York, County of New York, State of New York (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the City of New York, County of New York and State of New York, in any such suit, action or proceeding. Each of Aegis and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Aegis mailed by certified mail to Aegis’s address will be deemed in every respect effective service process upon Aegis, in any such suit, action or proceeding. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither Aegis nor its affiliates, and the respective officers, directors, employees, agents and representatives of Aegis, its affiliates and each other person, if any, controlling Aegis or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Aegis will act under this Agreement as an independent contractor with duties to the Company.

20.	Miscellaneous. The Company represents and warrants that it has all required power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound. The binding provisions of this Agreement are legally binding upon and inure to the benefit of both the Company and Aegis and their respective assigns, successors, and legal representatives. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. Signatures to this Agreement transmitted in electronic form will have the same effect as physical delivery of a paper document bearing the original signature, and if any signature is delivered electronically evidencing an intent to sign this Agreement, such electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by electronic mail or other electronic transmission is legal, valid and binding for all purposes.

If you are in agreement with the foregoing, please sign and return to us one copy of this Agreement. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page of ZCAR PIPE Offering Placement Agent Agreement Follows]

[Signature Page of ZCAR PIPE Offering Placement Agent Agreement]

Very truly yours,

Aegis Capital Corp.

By:
Name:	Robert Eide
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

Zoomcar Holdings, Inc.

By:
Name:	Hiroshi Nishijima
Title:	Acting Chief Executive Officer

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